As filed with the Securities and Exchange Commission on August 14, 2018

Registration No. 333-34079

Registration No. 333-63470

Registration No. 333-116072

Registration No. 333-152008

Registration No. 333-188647

Registration No. 333-205723

Registration No. 333-213433

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-34079

FORM S-8 REGISTRATION STATEMENT NO. 333-63470

FORM S-8 REGISTRATION STATEMENT NO. 333-116072

FORM S-8 REGISTRATION STATEMENT NO. 333-152008

FORM S-8 REGISTRATION STATEMENT NO. 333-188647

FORM S-8 REGISTRATION STATEMENT NO. 333-205723

FORM S-8 REGISTRATION STATEMENT NO. 333-213433

UNDER

THE SECURITIES ACT OF 1933

JUNIPER PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	59-2758596
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey 08873 (Address of Principal Executive Officers including Zip Code)

COLUMBIA LABORATORIES, INC. 1996 LONG-TERM PERFORMANCE PLAN

COLUMBIA LABORATORIES, INC. 2008 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED 2008 LONG-TERM INCENTIVE PLAN

2015 LONG-TERM INCENTIVE PLAN

AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

(Full Title of the Plans)

Steven L. Fasman, Esq.

Senior Vice President, General Counsel and Secretary

Juniper Pharmaceuticals, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

(Name and Address of Agent for Service)

(732) 537-6200

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Richard A. Silfen, Esq.

Barry Steinman, Esq.

Peter D. Visalli, Esq.

Duane Morris LLP

30 South 17th Street

Philadelphia, Pennsylvania 19103

(215) 979-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments are being filed to deregister all shares of the common stock, par value $0.01 per share (the “Shares”) of Juniper Pharmaceuticals, Inc., a Delaware corporation (the “Company”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (Registration No. 333-34079), which was filed with the Commission on August 21, 1997, pertaining to the registration of 3,000,000 Shares issuable pursuant to the Company’s 1996 Long-Term Performance Plan (the “1996 Plan”);

•

Registration Statement on Form S-8 (Registration No. 333-63470), which was filed with the Commission on June 20, 2001, pertaining to the registration of an additional 3,000,000 Shares issuable pursuant to the 1996 Plan;

•

Registration Statement on Form S-8 (Registration No. 333-116072), which was filed with the Commission on June 2, 2004, pertaining to the registration of an additional 2,000,000 Shares issuable pursuant to the 1996 Plan;

•

Registration Statement on Form S-8 (Registration No. 333-152008), which was filed with the Commission on June 27, 2008, pertaining to the registration of 6,000,000 Shares issuable pursuant to the Company’s 2008 Long-Term Incentive Plan;

•

Registration Statement on Form S-8 (Registration No. 333-188647), which was filed with the Commission on May 16, 2013, pertaining to the registration of an additional 4,000,000 Shares issuable pursuant to the Company’s Amended and Restated 2008 Long-Term Incentive Plan;

•

Registration Statement on Form S-8 (Registration No. 333-205723), which was filed with the Commission on July 17, 2015, pertaining to the registration of 1,000,000 Shares issuable pursuant to the Company’s 2015 Long-Term Incentive Plan; and

•

Registration Statement on Form S-8 (Registration No. 333-213433), which was filed with the Commission on September 1, 2016, pertaining to the registration of an aggregate of 2,707,339 Shares issuable pursuant to the Company’s Amended and Restated 2015 Long-Term Plan.

On July 2, 2018, the Company entered into an Agreement and Plan of Merger with Catalent Pharma Solutions, Inc., a Delaware corporation (“Parent”), and Catalent Boston, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). The Merger became effective on August 14, 2018.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Somerset, State of New Jersey, on August 14, 2018.

JUNIPER PHARMACEUTICALS, INC.

By:	/s/ Steven L. Fasman
Name:	Steven L. Fasman
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to Rule 478 under the Securities Act, no other person is required to sign these Post-Effective Amendments to the Registration Statements.